Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of May 1, 2006 (“Effective Date”) between Maui Land & Pineapple Company, Inc. (“Company”) and Robert I. Webber (“Executive”).

RECITALS

Company wishes to employ Executive and Executive wishes to accept such employment under the terms and conditions set forth in this Agreement.

IT IS AGREED as follows:

1.                                       Employment. Company hereby employs Executive as its Chief Financial Officer and Senior Vice President of Business Development.

2.                                       Term. The term of employment under this Agreement shall commence on the Effective Date and shall continue until April 30, 2008, unless otherwise terminated earlier under Section 10. If neither party provides written notice of termination to the other within thirty (30) days of this Agreement’s original expiration date, or any extensions thereof, the term of this Agreement may be extended for successive additional year periods.

3.                                       Duties.

(a)                                  Executive shall report directly to the Chief Executive of the Company. In matters relating to financial controls and policy compliance, Executive shall report to the Audit Committee of the Board of Directors.

(b)                                 Executive shall:  (1) have primary responsibility for the Company’s financial planning, reporting, compliance, risk management and controls; (2) overall responsibility for corporate and business development, including working closely with business segment managers and their colleagues to improve business performance and execute on new opportunities; and (3) work with the Company’s directors and fellow officers to initiate and monitor policies and programs designed to improve the overall competitive fitness of the Company, as well as the quality of life for its employees and shareholders. However, it is understood by the parties that the specific duties and responsibilities of the Executive are subject to modification, supplementation, change or deletion by the Chief Executive Officer of the Company and/or the Audit Committee of the Company’s Board of Directors.

(c)                                  Executive shall devote his full-time efforts to the proper and faithful performance of all duties customarily discharged by a Chief Financial Officer and Senior Vice President of Business Development, consistent with Company policies and directives of the Company’s Chief Executive Officer and the Audit Committee of the Board of Directors. Executive shall provide services to any subsidiary or affiliate of the Company without additional compensation and benefits beyond those set forth in this Agreement. If requested, Executive shall serve on the

Board(s) of Directors of Company and any affiliate or subsidiary. Executive agrees to use his best efforts and comply with all fiduciary and professional standards in the performance of his duties.

(d)                                 During the term of this Agreement, the Executive shall provide services exclusively on behalf of the Company and shall render services to no other person, organization or company except as may be approved in writing by the Chief Executive of the Company.

4.                                       Compensation.

(a)                                  Annual Base Salary. During his first year of employment with the Company, Executive shall be paid a base salary of Three Hundred Thousand Dollars ($300,000.00). During his second year of employment with the Company, Executive shall be paid a base salary of Three Hundred Fifty Thousand Dollars ($350,000.00). Thereafter, Executive’s base salary shall be negotiated on an annual basis with the Chief Executive of the Company, and is subject to approval by the Compensation Committee of the Company’s Board of Directors (Compensation Committee).

(b)                                 Annual Incentive Pay. Executive shall receive a $50,000 sign on bonus. During his first year of employment with the Company, Executive shall receive an annual incentive payment of Fifty Thousand Dollars ($50,000.00). Beginning the second year of employment and every year thereafter, the bonus shall be based upon the achievement of criteria and in amounts as set forth in a bonus plan established by the Compensation Committee. It is understood and agreed by the parties that, barring unforeseen business issues, Executive’s annual incentive payment shall be a minimum of Fifty Thousand Dollars ($50,000.00).

(c)                                  Payments and Withholdings. Executive’s compensation hereunder shall be paid in accordance with the Company’s regular pay practices. All compensation shall be less applicable withholdings and deductions.

5.                                       Stock Options.

(a)                                  Executive shall be eligible to participate in the Company’s 2006 Equity and Incentive Compensation Plan, with an initial stock option grant of 25,000 stock options to vest at a rate of 20% per year over a five year period. Executive’s participation shall be governed by the terms of the Plan and the related Stock Option Agreement. All options shall vest upon a Change of Control.

(b)                                 In addition to participation in the Plan set forth in Section 5(a) above, Executive shall be eligible to receive 25,000 restricted shares, vesting over a five year period, and based upon performance metrics determined annually by the Compensation Committee of the Board. The terms and conditions of this program are set forth in the Restricted Stock Agreement. Provided that

Executive’s employment is not terminated pursuant to a Change of Control transaction, all restricted shares shall vest upon a Change of Control.

6.                                       Benefits.

(a)                                  Executive may participate in the following benefit plans and programs currently provided by the Company:  health care benefits (including medical, dental and vision coverage); group life insurance and AD&D coverage; travel accident insurance; temporary and long-term disability insurance; retirement programs (including a defined benefit pension plan and an “excess” supplemental plan with initial vesting period of five years); a 401(k) plan and/or an executive deferred compensation plan; and such other benefit plans generally available from time to time to other senior executives. Executive’s participation in and benefits under any benefit plan or program shall be on the terms and subject to the conditions specified in such plan or program.

(b)                                 In addition to the foregoing benefits, Executive shall also receive the following individual benefits:

(i)                                     Four (4) weeks of paid vacation per year, effective upon hire.

(ii)                                  Supplemental cash payments up to a maximum of Thirty-Six Thousand Dollars ($36,000) per year to defray living and other expenses, including, without limitation, personal and family travel to the mainland, and private schooling costs. These supplemental cash payments will be subject to taxation.

7.                                       Reimbursement of Expenses. The Company will reimburse Executive for the ordinary and necessary expenses incurred by him in the performance of his duties under this Agreement in accordance with the Company’s policies in effect from time to time, including, but not limited to membership in professional organizations and participation in executive education programs, as approved by the Chief Executive Officer.

8.                                       Termination of Employment.

(a)                                  By the Company:  Notwithstanding any other provision of this Agreement, Executive’s employment under this Agreement may be terminated by the Company:

(i)                                     Upon death of Employee;

(ii)                                  Whenever the Executive is not qualified — legally, physically, mentally or otherwise — to perform the duties assigned to him, with or without reasonable accommodation;

(iii)                               Without cause, upon thirty (30) days notice to the other party; or

(iv)                              For good cause, at any time, without prior notice. “Cause” shall consist of any of the following:

(1)                                  the Executive is convicted of, or has pleaded guilty or entered a plea of nolo contendere to, a felony (under the laws of the United States or any state thereof);

(2)                                  fraudulent conduct by the Executive in connection with the business or other affairs of the Company or any related company or the theft, embezzlement, or other criminal misappropriation of funds by the Executive from the Company or any related company; or

(3)                                  the Executive’s gross negligence to comply with reasonable directives of the Chief Executive Officer and Board of Directors which are communicated to him in writing, after reasonable written notice has been provided of such non-performance by the Chief Executive Officer and Board of Directors, and, if such failure is curable, Executive has not cured such failure within a reasonable period following such notice.

(b)                                 By Executive. Executive may terminate his employment under this Agreement under the following circumstances:

(i)                                     Upon his retirement;

(ii)                                  Without cause, upon thirty (30) days notice to the other party; or

(iii)                               Upon a change in control of the Company. “Change in Control” means:

(1)                                  a sale or other disposition of all or substantially all of the assets of the Company;

(2)                                  a merger or consolidation in which the Company is not the surviving entity and in which the shareholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction;

(3)                                  a reverse merger or going private transaction in which the Company is the surviving entity but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise; or

(4)                                  any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged.

(c)                                  Notice of Termination. Any termination of this Agreement by either party shall be communicated by written notice to the other party. Said notice shall state in reasonable detail the facts and circumstances deemed to provide the basis for such termination.

(d)                                 Payment Upon Termination.

(i)                                     Upon termination of Executive’s employment pursuant to Sections 8.a.(i), (ii), (iii) or 8(b)(iii) above, Executive shall be entitled to receive one (1) year of his base salary and any benefits vested as of the date of such termination. All stock options (but excluding unvested restricted shares), shall be considered vested.

(ii)                                  Upon termination of Executive’s employment pursuant to Sections 8(a)(iv) or 8(b)(ii), Executive shall only be entitled to receive any base salary earned or benefits vested as of the effective date of his termination, including any vested options or restricted shares.

(iii)                               In the event Executive’s employment is terminated pursuant to Section 8(b)(i), Executive shall receive any base salary and incentive pay earned as of his retirement date, as well as any benefits or stock options vested as of his retirement date.

9.                                       Covenant Not to Compete; Confidentiality

(a)                                  Confidential Information. During Executive’s employment with the Company and at all times after the termination of such employment, regardless of the reason for such termination, Executive shall hold all Confidential Information relating to the Company in strict confidence and shall not use, disclose or otherwise communicate the Confidential Information to anyone other than the Company without the prior written consent of the Company. “Confidential Information” includes, without limitation, business, operations and financial information (such as costs, profits and plans for future expansion or development, plans for rendering additional services, methods of operation and marketing concepts of Employer, as well as employment policies and plans), trade secrets, and other proprietary business information of the Company. “Confidential Information” shall not include information which is or becomes in the public domain through no action by Executive or information which is generally disclosed by the Company to third parties without restrictions on such third parties. Executive shall return all Confidential Information to the Company upon termination of employment.

(b)                                 Solicitation of Customers. During his employment with the Company and for a period after the termination of Executive’s employment, regardless of the reason for the termination, equal to one (1) year (the “Non-Competition Period”), Executive shall not influence or attempt to influence, directly or indirectly, any customer of the Company to divert its business away from the Company.

(c)                                  Soliciting Employees. Executive agrees that during his employment with the Company and during the Non-Competition Period, he will not directly or indirectly solicit any person who is then, or at any time within six months prior thereto was, an employee of the Company to work for any person or entity then in competition with the Company.

(d)                                 Non-Competition. During his employment with the Company and during the Non-Competition Period, Executive shall not, directly or indirectly, in any capacity:

(i)                                     Engage, own or have any interest in; or

(ii)                                  Manage, operate, join, participate in, accept employment with, render advice to, or become interested in or be connected with;

any person or entity that competes with the business of the Company. Notwithstanding the foregoing, holding five percent (5%) or less of an interest in the equity, stock options or debt of any publicly traded company, nor serving as a consultant to or member of the board of directors of any entity approved by the Chief Executive Officer, shall not be considered a violation of this Section 10.

(e)                                  Company Property. All information obtained in the course of Executive’s work shall belong to Employer, and shall not be the subject of publication or use without the written consent of the Chief Executive, whether during or after the term of this Agreement. It is understood and agreed that Executive shall not be entitled to retain any of the files or records of the Company at any time. Upon termination or demand by the Chief Executive, Executive shall promptly return all keys, equipment, books, records, files and other property belonging to the Company.

(f)                                    Remedies. If Executive commits a breach or threatens to commit a breach of any of the provisions of this Section 10, the Company shall have the right and remedy to have the provisions of this Section 10 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

10.                                 Arbitration

(a)                                  Except as provided in Section 10 above, in the event of a dispute arising out of the terms and conditions of this Agreement, such dispute shall, absent settlement of the parties, be promptly resolved by final and binding arbitration in the State of Hawaii in accordance with the provisions of the Hawaii Uniform Arbitration Act, Haw. Rev. Stat. Chapter 658A, by a single arbitrator mutually agreed upon by the parties. The arbitrator shall be required to abide by the provisions of this

Agreement and the arbitrator shall not modify or alter same. A judgment upon the award may be entered in any court having jurisdiction of the parties.

(b)                                 In arbitrations under this Agreement, each party shall bear the costs, fees and expenses of presenting its own case, and one-half of the arbitrator’s fees and administration expenses, unless otherwise ordered by the arbitrator for good cause shown.

11.                                 Severability and Savings. Each provision in this Agreement is separate. If necessary to effectuate the purpose of a particular provision, the Agreement shall survive the termination of Executive’s employment with the Company. If any provision of this Agreement, in whole or in part, is held to be invalid or unenforceable, the parties agree that any such provision shall be deemed modified to make such provision enforceable to the maximum extent permitted by applicable law. As to any provision held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in effect.

12.                                 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Company and its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs and personal representatives. This Agreement is not assignable by Executive.

13.                                 Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth in this Agreement.

14.                                 Miscellaneous.

(a)                                  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Company and Executive. The waiver or nonenforcement by the Company of a breach by Executive of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Executive.

(b)                                 Any notice under this Agreement must be in writing and delivered personally or by overnight courier, sent by facsimile transmission or mailed by registered or certified mail to the parties at their respective addresses.

(c)                                  This Agreement shall be governed by the laws of the State of Hawaii.

(d)                                 This Agreement may be executed in counterparts, which together shall constitute one Agreement.

(e)                                  By their signatures below, the parties acknowledge that they have had sufficient opportunity to read and consider, and that they have carefully read and considered, each provision of this Agreement and that they are voluntarily signing this Agreement.

This Agreement is executed this 4th day of August, 2006.

/S/ ROBERT I WEBBER
Robert I. Webber

Maui Land & Pineapple Company, Inc.

By	/S/ DAVID C. COLE
David C. Cole
Its	Chairman, President & CEO